Nittany Financial Corp.
                             116 East College Avenue
                             State College, PA 16801





FOR IMMEDIATE RELEASE               FOR FURTHER INFORMATION CONTACT:
---------------------               --------------------------------
December 19, 2002                   David Z. Richards, Jr., President and CEO
                                    (814) 238-5724
                                    Samuel J. Malizia, Chairman of the Board
                                    (814) 466-6625


                   NITTANY FINANCIAL CORP. ANNOUNCES AGREEMENT
                   TO ACQUIRE VANTAGE INVESTMENT ADVISORS, LLC

         State  College,  Pennsylvania  -- Nittany  Financial  Corp.  (OTC Stock
Symbol: NTNY), parent holding company of Nittany Bank and Nittany Asset Management, Inc., State College, Pennsylvania (the "Company"), announced that the Company has signed an agreement to acquire Vantage Investment Advisors, LLC ("Vantage") for consideration consisting of cash, the assumption of Vantage debt and 36,000 shares of the Company's stock. Vantage is a Registered Investment Advisor headquartered in State College, Pennsylvania, which manages investment assets in excess of $140 million for over 1,200 accounts, originated from nearly 500 Vantage clients. The company expects the transaction to be accretive to earnings in 2003.

         Samuel J. Malizia, Chairman of the Board of the Company, stated that "In October 1998, Nittany Bank opened for business to provide State College a hometown bank. During the past four years, the State College community has welcomed Nittany Bank, as it has grown and prospered to four full-service offices with over $180 million in assets. The addition of Vantage, along with the Company's securities investment subsidiary, Nittany Asset Management, Inc., will provide State College area residents the opportunity to invest in a full range of securities and asset management services with a local State College company. It is our goal to bring the best investment services in the nation to College Avenue."

         The President and Chief Executive Officer of the Company, David Z. Richards, Jr., stated that "We are excited to have the President & CEO, Robert
R. Thomas, the Executive Vice President, Jill W. Stonebraker and the other employees of Vantage join the Nittany Financial Corp. family. Vantage will be moving its offices to the second floor of the Company's administrative office building at 2541 College Avenue, near the Nittany Mall, in January 2003. Vantage's asset management services will complement the financial and banking services currently offered by the Company and its subsidiaries."



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         Robert R. Thomas,  the majority owner of Vantage,  who will continue as the President and CEO of Vantage after the acquisitions, stated "Vantage will continue to offer all of its services to its customers without any changes or interruption in services. By becoming part of a larger financial holding company, such as Nittany Financial Corp., we will have additional resources to service our existing clients and contacts to expand our business operations. I am excited about joining Nittany Financial Corp. as the Chief Executive Officer of Vantage and a stockholder in Nittany Financial Corp."

         Nittany Bank is the only FDIC-insured financial institution headquartered and operated solely in State College and offers a wide variety of consumer and commercial lending and deposit services, and four full service personal banking offices located at 116 East College Avenue, 1276 North Atherton, 129 Rolling Ridge Drive (Hills Plaza) and 2541 East College Avenue, (near Nittany Mall) State College, Pennsylvania. Deposits at Nittany Bank are insured up to the legal maximum amount by the Federal Deposit Insurance Corporation (FDIC). Nittany Asset Management, Inc. offers alternative investment products and investment management services to customers. The Company's common stock is traded in the OTC Electronic Bulletin Board under the symbol "NTNY".